Contact:	Robert R. Strickland
Pericom Semiconductor
rstrickland@pericom.com
408 435-0800 Ext. 442

PERICOM SEMICONDUCTOR ELECTS EDWARD YANG TO ITS BOARD OF DIRECTORS

San Jose, Calif. – February 23, 2009 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced the election of Mr. Edward Yang to its Board of Directors.

Mr. Yang has international executive level experience in the electronics systems industry. Mr. Yang’s Board experience includes serving on the Boards of successful public and private companies with operations in the United States and Asia. Mr. Yang holds a Master of Science in Electrical Engineering from Oregon State University and participated in the Executive Program of Stanford University’s Graduate School of Business.

Alex Hui, President and CEO, said of Mr. Yang’s appointment, “We are very pleased to have Ed Yang join our Board of Directors. Ed’s prior experience as an advisor to a number of global corporations and technology organizations, as well as serving as Chief Technical Officer for Hewlett-Packard’s Personal Systems Group and the Computing Systems Organization gives him very valuable insights into our business. In addition, his board experience will help us ensure that we respond effectively to the current economic conditions. Ed will be a valued resource as we move Pericom to the next level in our development.”

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com